Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Mainz Biomed N.V.

We consent to the incorporation by reference in the Form F-3 Registration Statement filed with the Securities & Exchange Commission, of Mainz Biomed N.V. (the “Company”) our report dated March 31, 2026 relating to our audits of the consolidated Balance Sheets as of December 31, 2025 and 2024 and consolidated statements of comprehensive loss, stockholders’ equity and cash flows for the years then ended.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Reliant CPA PC

Certified Public Accountants

Newport Beach, California

March 31, 2026